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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number 000-11478
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                               TCA CABLE TV, INC.
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             (Exact name of registrant as specified in its charter)

             3015 S.S.E. Loop 323, Tyler, Texas 75701 (903)595-3701
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   (Address, including zip code, and telephone number, including area, code, of registrant's principal executive offices)

                 Common Stock; Preferred Share Purchase Rights
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)                [X]                Rule 12h-3(b)(1)(i)                [X]
         Rule 12g-4(a)(1)(ii)               [ ]                Rule 12h-3(b)(1)(ii)               [ ]
         Rule 12g-4(a)(2)(i)                [ ]                Rule 12h-3(b)(2)(i)                [ ]
         Rule 12g-4(a)(2)(ii)               [ ]                Rule 15d-6                         [X]

         Approximate number of holders of record as of the certification or
notice date:    1
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Pursuant to the requirements of the Securities Exchange Act of 1934, TCA Cable
TV, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                   TCA CABLE TV, INC.

Date:    August 18, 1999           By:  /s/ Jimmie F. Taylor
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                                      Jimmie F. Taylor, Chief Financial Officer